EXHIBIT 99.1

FOR INFORMATION CONTACT:

Jana Stoudemire
Senior Director, Corporate Communications
(858) 713-7802

FOR IMMEDIATE RELEASE
---------------------

             ADVANCED TISSUE SCIENCES COMPLETES PRIVATE PLACEMENT OF
              $20 MILLION WITH STATE OF WISCONSIN INVESTMENT BOARD

La Jolla, Calif., September 20, 2000 --- Advanced Tissue Sciences, Inc. (Nasdaq:
ATIS) today announced the completion of a $20 million private placement covering the sale of 3,494,365 shares of unregistered common stock to the State of Wisconsin Investment Board. Pricing of the shares was calculated based on a fifteen percent discount to the thirty day average of the closing price of the Company's shares through September 14, 2000. All proceeds of this financing are intended to be used to fund existing operations and to provide additional resources to move the Company's products and programs forward.

The securities sold in this private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements.

Advanced Tissue Sciences is a tissue engineering company utilizing its proprietary core technology to develop and manufacture human-based tissue products for tissue repair and transplantation. The Company has two joint ventures with Smith & Nephew plc. The first covers the application of Advanced Tissue Sciences' tissue engineering technology for skin wounds and includes Dermagraft(R) for the treatment of diabetic foot ulcers, TransCyte(TM) for the temporary covering of second and third-degree burns, and future developments for venous ulcers, pressure ulcers, burns and other non-aesthetic wound care treatments. The second joint venture is developing tissue-engineered orthopedic cartilage, initially focusing on the repair of cartilage in knee joints. The Company also has a strategic alliance with Inamed Corporation for the development and marketing of several of Advanced Tissue Sciences' human-based, tissue-engineered products for aesthetic and certain reconstructive applications. In addition, the Company is developing products for cardiovascular applications. For more information on Advanced Tissue Sciences visit our web site at www.advancedtissue.com.

STATEMENTS IN THIS PRESS RELEASE THAT ARE NOT STRICTLY HISTORICAL MAY BE "FORWARD-LOOKING" STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. NO ASSURANCES CAN BE GIVEN THAT THE COMPANY WILL BE ABLE TO OBTAIN ADDITIONAL FINANCING TO CONTINUE OPERATIONS WHEN NEEDED OR TO KEEP EXISTING OR ESTABLISHED COLLABORATIVE RELATIONSHIPS. ACTUAL RESULTS MAY DIFFER FROM THOSE DESCRIBED IN THIS PRESS RELEASE DUE TO RISKS AND UNCERTAINTIES DETAILED FROM TIME TO TIME IN PUBLICLY AVAILABLE FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION INCLUDING, WITHOUT LIMITATION, ADVANCED TISSUE SCIENCES' QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2000. THE COMPANY UNDERTAKES NO OBLIGATION TO RELEASE PUBLICLY THE RESULTS OF ANY REVISION TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES ARISING AFTER THE DATE HEREOF.